EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Huib Geerlings

Chief Executive Officer

Geerlings & Wade, Inc.

(781) 821-4152

www.geerwade.com

GEERLINGS & WADE INC. REPORTS FIRST QUARTER RESULTS

CANTON, MA, May 5, 2003 – Geerlings & Wade, Inc. (Nasdaq SmallCap: GEER) (www.geerwade.com), the nation’s largest direct mail and Internet retailer of premium wines and wine-related products to consumers, today reported financial results for the first quarter of 2003.

For the quarter ended March 31, 2003, sales were $5.0 million, a decrease of 32% from 2002 first quarter sales of $7.4 million. The Company had a net loss of $985,000, or $.25 per share, on a fully diluted basis, compared to a net loss of $741,000 or $.19 per share, for the first quarter of 2002. For the first quarter of 2003, the company reduced selling, general and administrative expense by $1.2 million. This was due in part from lower variable expense as a result of lower sales, and also marketing expense was reduced by $708,000 and salary expense by $258,000 as compared to the first quarter of 2002. Certain order fulfillment expenses increased during the first quarter of 2003 resulting from the conversion to a new, more efficient, fulfillment operation as well as from changes in promotional offers.

As a result of switching to our new restructured fulfillment operation the timing of product flow was altered, resulting in our not shipping approximately $750,000 of orders received during the quarter. Those orders would have been shipped and recognized as sales under the old fulfillment system. The effect of these orders not shipping resulted in reducing net income by approximately $255,000. There will be additional transitional expenses associated with the shift to the new fulfillment operation, but in the long run it will reduce overall expenses and will result in a more variable cost model.

Mr. Geerlings stated, “This was a challenging first quarter for direct marketers like Geerlings & Wade. On the positive side, we met our objectives for the rollout of a modified customer acquisition strategy and our new in-home events program is developing according to plan. Sales were negatively affected during the war with Iraq, which has resulted in orders being approximately 11% below plan for the quarter. We have seen sales levels pick up during the first weeks of the second quarter, and April sales are likely to exceed April’s sales for 2002. If the performance of our new customer acquisition programs continues at the current levels, we will see sales volume stabilize and then improve on a year-over-year basis beginning sometime later this year. We will continue the process of improving our business methods, and we will maintain a course geared to achieving moderate revenue growth and positive cash flow by year-end.”

Richard Libby, Chief Marketing Officer stated, “In spite of the difficult and soft economic conditions late in the first quarter, we continue to increase the size of our customer file on a year-over-year basis at reasonable acquisition costs. New customer additions are critical to reach our target of top line sales growth for this year and beyond. We anticipate that our active customer file will be largely rebuilt by year-end.”

The Company as a result of the weaker than expected sales and higher expenses violated certain financial covenants of the credit agreement with its outside directors in the quarter ended March 31, 2003. The directors have agreed to waive these covenant violations and any future financial covenant violations through May 2003 and the Company intends to seek an amendment to the credit agreement to reflect new covenants based on revised financial projections. The Company believes it will have adequate cash flow to repay its loan to the directors upon the credit facility’s scheduled termination without significant adjustments to its business plan in 2003.

This report contains forward-looking statements about the Company’s business and operations and the Company’s future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks are discussed in the Company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Geerlings & Wade, founded in 1986, is America’s leading direct retailer of fine wine and wine accessories with retail locations in 15 states, home and office delivery to 27 states, and a devoted following of thousands of regular customers and wine club members. The Canton, MA-based Company has developed a unique, streamlined purchasing system that allows it to source quality wines directly from the world’s greatest wineries. G&W has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers and investors are encouraged to contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at www.geerwade.com.

GEERLINGS & WADE, INC.

BALANCE SHEETS

(Unaudited)

	December 31, 2002	March 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,097,671	$2,435,008
Accounts receivable	612,318	331,978
Inventory	5,981,807	6,129,820
Prepaid mailing costs	34,495	130,214
Prepaid expenses and other current assets	938,279	1,036,935
Refundable income taxes	749,919	383,551

Total Current Assets	10,414,489	10,447,506

PROPERTY AND EQUIPMENT, AT COST	2,384,532	2,413,594
Less—Accumulated Depreciation	2,039,729	2,095,429

	344,803	318,165

Other Assets	104,374	176,241

	$10,863,666	$10,941,912

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Line of credit	$—	$300,000
Accounts payable	1,916,875	2,820,969
Current portion of deferred revenue	1,153,055	1,112,522
Accrued expenses	909,999	747,529

Total Current Liabilities	3,979,929	4,981,020

Deferred Revenue, less current portion	239,214	223,467

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value -
Authorized-1,000,000 shares Outstanding-none	—	—
Common stock, $.01 par value -
Authorized-10,000,000 shares -
Issued and outstanding - 3,879,450 and 3,879,450 shares in 2002 and 2003, respectively	38,795	38,795
Additional paid-in capital	10,136,026	10,214,146
Retained deficit	(3,530,298)	(4,515,516)

Total Stockholders’ Equity	6,644,523	5,737,425

	$10,863,666	$10,941,912

GEERLINGS & WADE, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2002	2003
Sales	$7,364,430	$5,037,312

Cost of Sales	3,379,587	2,471,372

Gross Profit	3,984,843	2,565,940

Selling, general and administrative expenses	4,712,770	3,551,345

Loss from operations	(727,927)	(985,405)

Interest and other income	10,255	2,598

Interest expense	(22,991)	(2,412)

Loss before income taxes	(740,663)	(985,219)

Provision (benefit) for income taxes	—	—

Net loss	$(740,663)	$(985,219)

Net loss per share

Basic	$(0.19)	$(0.25)

Diluted	$(0.19)	$(0.25)

Weighted average common shares and common equivalents outstanding

Basic	3,855,940	3,879,450

Diluted	3,855,940	3,879,450